                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                              (Amendment No.    )

Filed by Registrant  [ X ]

Filed by Party other than the Registrant  [   ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                                NOVAVAX, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

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[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

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

                                 NOVAVAX, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Novavax, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 14, 1998 at 10:00 a.m. at the Marriott Crystal City Gateway, 1700 Jefferson Davis Drive, Alexandria, Virginia, (the "Meeting") for the purpose of considering and voting upon the following matters:

     1. To elect one director as a Class III director to serve on the Board of Directors for a three-year term expiring at the Annual Meeting of Stockholders in 2001.

     2. To approve an amendment to the 1995 Novavax, Inc. Stock Option Plan increasing the number of shares of Common Stock authorized for issuance thereunder by 400,000 shares from 4,000,000 shares to 4,400,000 shares.

     3. To ratify the issuance of Series A Custom Convertible Preferred Stock by the Company and to approve the issuance by the Company of Common Stock aggregating 20% or more of the outstanding Common Stock upon conversion of the Company's Series A Custom Convertible Preferred Stock, if necessitated by reductions in the Common Stock trading price at the time of conversion, in accordance with the terms of the Series A Custom Convertible Preferred Stock.

     4. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the current fiscal year ending December 31, 1998.

     5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

     The Board of Directors has fixed the close of business on Friday, March 20, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

                                          By Order of the Board of Directors

                                          David A. White,
                                          Secretary

April 10, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                 NOVAVAX, INC.

                               8320 GUILFORD ROAD
                               COLUMBIA, MD 21046

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1998
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Novavax, Inc. ("Novavax" or the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 14, 1998 at 10:00 a.m. at the Marriott Crystal City Gateway, 1700 Jefferson Davis Drive, Alexandria, Virginia, and at any adjournments thereof (the "Meeting"). The Notice of Meeting, this Proxy Statement, the enclosed Proxy and the Company's Annual Report for the year ended December 31, 1997 are being mailed to stockholders on or about April 10, 1998.

                          VOTING PROCEDURE AND QUORUM

     The close of business on March 20, 1998 (the "Record Date") has been fixed as the record date to determine stockholders entitled to receive notice of and to vote at the Meeting. The only class of stock of the Company entitled to vote at the Meeting is its common stock, $.01 par value (the "Common Stock"). Only the record holders of shares of the Common Stock at the close of business on the Record Date may vote at the Meeting. On the Record Date, there were 12,060,443 shares of Common Stock outstanding and entitled to be voted at the Meeting. Each share entitles the holder to one vote on each of the matters to be voted upon at the Meeting.

     All properly executed Proxies will be voted in accordance with the instructions of the stockholder. If no contrary instructions have been indicated, the proxies will be voted in favor of proposals 1, 2, 3 and 4 set forth in the accompanying Notice of Meeting. The Board of Directors knows of no other matters to be presented for consideration at the Meeting. Stockholders may revoke Proxies at any time before they are exercised at the Meeting by (a) signing and submitting a later-dated Proxy to the Secretary of the Company, (b) written notice of revocation delivered to the Secretary of the Company, or (c) voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a Proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and vote in person.

     The presence in person or by proxy of a majority of the shares of Common Stock outstanding on the record date is required to constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or represented by proxy at the Meeting have the power to adjourn the Meeting from time to time, without notice other than an announcement at the Meeting, until a quorum is present. At any adjourned Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Meeting as originally notified. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of the Record Date with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) the current directors of the Company, (iii) the Chief Executive Officer and the other named executive officers of the Company during 1997 as identified in the "Summary Compensation Table" below, and (iv) all current directors and executive officers of the Company as a group.

Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                  SHARES OF              PERCENT
                                                                 COMMON STOCK           OF CLASS
                      BENEFICIAL OWNER                        BENEFICIALLY OWNED       OUTSTANDING
                      ----------------                        ------------------       -----------
Mitchell J. Kelly...........................................      2,442,900(1)            18.4%
     265 E. 66th Street, #18C
     New York, NY 10021
Anaconda Opportunity Fund, L.P. ............................      2,422,900(2)            18.3%
     730 Fifth Avenue
     New York, NY 10019
Edward B. Hager, M.D. and Jane E. Hager.....................      1,759,494(3)            13.9%
     Pinnacle Mountain Farms
     Lyndeboro, NH 03082
Stephen J. Morris...........................................      1,118,340(4)             9.3%
     66 Navesink Avenue
     Rumson, NJ 07760
Wayne A. Downing............................................         30,000(5)            *
J. Michael Lazarus, M.D. ...................................         40,000(6)            *
Richard F. Maradie..........................................         67,167(7)            *
John O. Marsh, Jr. .........................................        194,000(8)             1.6%
Ronald A. Schiavone.........................................         96,800(9)            *
Ronald H. Walker............................................         40,000(6)            *
Denis M. O'Donnell, M.D. ...................................        204,727(10)            1.7%
D. Craig Wright, M.D. ......................................        455,550(11)            3.7%
All Executive Officers and Directors, as a Group (11
Persons)....................................................      3,409,750(12)           26.4%

---------------
  *  Less than 1% of the Common Stock outstanding.

 (1) Includes 2,422,900 shares beneficially owned by Anaconda Opportunity Fund, L.P., of which Mitchell J. Kelly, a director of the Company, is the general partner of the general partner. Also includes 20,000 shares that may be acquired by Mr. Kelly pursuant to options exercisable within 60 days of the Record Date.

 (2) Consists of 1,222,900 shares owned by Anaconda Opportunity Fund, L.P. and 1,200,000 shares that it may acquire pursuant to warrants exercisable within 60 days of the Record Date.

 (3) Includes 435,000 shares and 130,000 shares which Dr. Hager and Mrs. Hager, respectively, may acquire pursuant to stock options exercisable within 60 days of the Record Date and 27,418 shares owned of record by Mrs. Hager, as trustee for the benefit of their minor children.

 (4) As reported on Schedule 13D dated March 18, 1996 and filed with the Securities and Exchange Commission by Stephen J. Morris and as supplemented by written disclosure to the Company. Mr. Morris has sole voting and investment power with respect to 987,800 shares and shared voting power with respect to 130,540 shares.

 (5) Consists of 30,000 shares which may be acquired pursuant to stock options exercisable within 60 days of the Record Date.

 (6) Consists of 40,000 shares which may be acquired pursuant to stock options exercisable within 60 days of the Record Date.

 (7) Includes 66,667 shares which may be acquired pursuant to stock options exercisable within 60 days of the Record Date.

 (8) Includes 190,000 shares which may be acquired pursuant to stock options exercisable within 60 days of the Record Date.

 (9) Includes 40,000 shares which may be acquired pursuant to stock options exercisable within 60 days of the Record Date.

(10) Includes 179,000 shares which may be acquired pursuant to stock options exercisable within 60 days of the Record Date.

(11) Includes 381,024 shares which may be acquired pursuant to stock options exercisable within 60 days of the Record Date.

(12) Includes 851,025 shares which may be acquired pursuant to stock options exercisable within 60 days of the Record Date. Also includes 1,200,000 shares which may be acquired pursuant to warrants exercisable within 60 days of the Record Date.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Company's Board of Directors may consist of no fewer than three directors with the specific number to be authorized by the Board of Directors from time to time at its discretion. The Board of Directors is currently authorized to consist of seven members. The members of the Company's Board of Directors are divided into three classes, designated Class I, Class II and Class III, each serving staggered three-year terms. The terms of the Class III directors expire at this Meeting. The terms of the Class I and Class II directors will expire at the 1999 and 2000 Annual Meetings of Stockholders, respectively. A director of any class who is elected by the Board of Directors to fill a vacancy resulting from an increase in the number of directors holds office for the remaining term of the class to which he is elected. A director who is elected by the Board to fill a vacancy arising in any other manner holds office for the remaining term of his predecessor. Directors elected by the stockholders at an annual meeting to succeed those whose terms expire are of the same class as the directors they succeed and are elected for a term to expire at the third Annual Meeting of Stockholders after their election and until their successors are duly elected and qualified. Directors elected by the Board to fill vacancies or newly created directorships are to be assigned to classes by the Board so as to ensure, as nearly as possible, that each class consists of one-third of the total number of members of the Board. However, no existing director may be reclassified from one class to another and therefore the number of directors in each class may become temporarily imbalanced.

     One director is to be elected at this Meeting to fill the term of the Class III director that expires at this Meeting. The Board of Directors has designated Mitchell J. Kelly as nominee for reelection as a Class III director of the Company at this Meeting. If elected to be a Class III Director, such nominee will serve until the expiration of his term at the Annual Meeting of Stockholders in 2001 and until his successor is elected and qualified. Mr. Kelly is currently a director of the Company and has consented to being named in this Proxy Statement and to serve if elected. The Board of Directors has no reason to believe that the nominee will be unable to serve if elected. If the nominee becomes unavailable to serve as a director, the persons named as proxies in the accompanying Proxy may vote the Proxy for a substitute nominee.

     The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Accordingly, abstentions and broker non-votes will not have any effect on the election of a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEE.

MEMBERS OF THE BOARD OF DIRECTORS

     The following table provides certain information with respect to the directors of the Company. Comparable information regarding the executive officers of the Company is provided in the Company's Annual Report on Form 10-K.

                         NOMINEE FOR CLASS III DIRECTOR

                                   DIRECTOR         PRINCIPAL OCCUPATION, OTHER BUSINESS
           NAME              AGE    SINCE            EXPERIENCE AND OTHER DIRECTORSHIPS
           ----              ---   --------         ------------------------------------
Mitchell J. Kelly..........  38      1997     Chairman of the Board, Chief Executive Officer
                                              and Managing Member of Anaconda Capital
                                              Management, L.L.C. since 1995. Managing General
                                              Partner of Anaconda Capital, L.P. (the General
                                              Partner of Anaconda Opportunity Fund, L.P.)
                                              since 1993. Managing General Partner of Gallatin
                                              Partners, L.P., from 1995 to 1996. General
                                              Partner of Junction Partners from 1990 to 1995.
                                              President of Junction Advisors, Inc. from 1992
                                              to 1995. Vice President of Junction Advisors,
                                              Inc. from 1988 to 1992 and various other
                                              positions with the predecessor to Junction
                                              Advisors, Inc. from 1985 to 1988.

                  DIRECTORS CONTINUING AS CLASS I DIRECTORS

                                   DIRECTOR         PRINCIPAL OCCUPATION, OTHER BUSINESS
           NAME              AGE    SINCE            EXPERIENCE AND OTHER DIRECTORSHIPS
           ----              ---   --------         ------------------------------------
Wayne A. Downing...........  57      1996     Consultant, Downing & Associates, Inc., a
                                              consulting firm, since 1996. General, United
                                              States Army (Retired); Commander in Chief of the
                                              United States Special Operations Command from
                                              1993 to 1996. From 1962 to 1993, General Downing
                                              served in a number of positions in the United
                                              States Army. Director of Science Applications
                                              International Corporation, a technology research
                                              and engineering firm, since 1997 and member of
                                              the Advisory Board of Oak Ridge Laboratories, a
                                              national applied science laboratory, since 1997.

Ronald A. Schiavone........  72      1995     Chief Executive Officer of Schiavone
                                              Construction Co., a general contractor for
                                              various public transportation projects, since
                                              its founding in 1956.

Ronald H. Walker...........  60      1995     Interim Chairman of the Board of Directors of
                                              Novavax, Inc. since March, 1998. Senior
                                              Partner/Managing Director of Korn/Ferry
                                              International, an executive search firm since
                                              1978; President of Ron Walker & Associates,
                                              Inc., a full service consulting company from
                                              1977 to 1978; Associate Director and Tournament
                                              Director of World Championship Tennis from 1975
                                              to 1977; Director of the National Park Service
                                              from 1972 to 1975; Special Assistant to the
                                              President of the United States from 1969 to
                                              1972.

Richard F. Maradie.........  50      1997     Chief Executive Officer of Novavax, Inc. since
                                              March, 1997. Co-founder, President and Chief
                                              Executive Officer of Protyde Pharmaceuticals,
                                              Inc. from 1994 to 1997. Executive Vice President
                                              and Chief Operating Officer of Platelet Research
                                              Products, Inc. from 1991 to 1994. President and
                                              Chief Executive Officer of VimRx
                                              Pharmaceuticals, Inc. from 1988 to 1991.
                                              Executive Vice President and Chief Operating
                                              Officer of Creative Biomolecules, Inc. from 1987
                                              to 1988. Senior Director of Cetus Corporation
                                              and General Manager and Chairman of the Board of
                                              Managers of Cetus/BenVenue Oncology Therapeutics
                                              from 1983 to 1987. Director of Oncology
                                              Marketing and Sales of Adria Laboratories, Inc.
                                              from 1974 to 1983.

                   DIRECTORS CONTINUING AS CLASS II DIRECTORS

                                   DIRECTOR         PRINCIPAL OCCUPATION, OTHER BUSINESS
           NAME              AGE    SINCE            EXPERIENCE AND OTHER DIRECTORSHIPS
           ----              ---   --------         ------------------------------------
J. Michael Lazarus,          60      1995     Medical Director and Senior Vice President,
  M.D. ....................                   Fresenius Medical Care North America, since
                                              1996; Associate Professor of Medicine at Harvard
                                              Medical School from 1979 to 1996; Senior
                                              Physician at the Brigham and Women's Hospital
                                              from 1992 to 1996; Practicing nephrologist at
                                              the Brigham and Women's Hospital since 1971.
John O. Marsh, Jr. ........  71      1991     Visiting Professor, Virginia Military Institute
                                              since 1998. Chief Executive Officer of Novavax,
                                              Inc. from July, 1996 to March, 1997 and Chairman
                                              of the Board of Directors from July, 1996 to
                                              February, 1997. Director of DynPort LLC, a
                                              vaccine development firm, since 1997. Of Counsel
                                              to the law firm of Hazel & Thomas, P.C., Falls
                                              Church, VA from 1995 to 1996 and Member from
                                              1990 through 1994; Chairman of the Secretary of
                                              Defense Task Force on Quality of Life since
                                              1995; Chairman of the Reserve Forces Policy
                                              Board from 1989 to 1994; Legislative Counsel to
                                              Secretary of Defense, 1989; Secretary of the
                                              Army from 1981 to 1989; Acting Assistant
                                              Secretary of Defense for Special Operations and
                                              Low Intensity Conflict, 1988; Counsellor with
                                              Cabinet rank to President Ford from 1974 to
                                              1977; Assistant for National Security Affairs to
                                              Vice President Ford, 1974; Assistant Secretary
                                              of Defense from 1973 to 1974; U.S.
                                              Representative in Congress from the Seventh
                                              District of Virginia from 1963 to 1971 and
                                              member of Appropriations Committee from 1965 to
                                              1971.

     There are no family relationships among any of the directors of Novavax.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met 11 times and acted by unanimous written consent once during 1997. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees on which he served.

     The Board of Directors of Novavax has an Executive Committee, a Compensation and Stock Option Committee (the "Compensation Committee"), an Audit Committee, an Investment Committee and an Independent Committee of Outside Directors (the "Independent Committee"). The Executive Committee, whose members are Gen. Downing and Mr. Maradie, has the authority to exercise the powers of the Board of Directors between Board meetings. The Compensation Committee, whose members are Messrs. Schiavone (Chairman), Downing, Kelly and Walker and Dr. Lazarus, reviews and recommends salaries and other compensatory benefits for the principal officers of Novavax and grants stock options to key employees of Novavax and its subsidiaries. The Audit Committee, whose members are Messrs. Walker (Chairman), Downing, Marsh and Schiavone and Dr. Lazarus, selects Novavax's independent auditors, reviews the audit of Novavax's accounts, monitors the effectiveness of the audit and evaluates the scope of the audit. The Investment Committee, whose members are Messrs. Kelly and Maradie, reviews and monitors the investment of the Company's cash and marketable securities. The Independent Committee, whose members are Messrs. Downing (Chairman), Kelly, Marsh, Schiavone and Walker and Dr. Lazarus, reviews and determines whether to approve any contracts or other transactions between Novavax and IGI, Inc.

     During 1997, the Audit Committee met twice and the Compensation Committee met twice and acted by unanimous consent twice. The Independent Committee met twice. The Executive Committee did not meet in 1997. The Investment Committee met one time. The Company has no nominating committee of the Board of Directors. The qualifications and nominations of directors are considered by the entire Board of Directors. Stockholders who wish to propose qualified candidates to serve as directors of the Company may do so in accordance with the procedures set forth in the Company's By-laws in writing to the attention of the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

DIRECTOR COMPENSATION

     Each director not employed by Novavax receives $1,000 for each non-telephonic meeting of the Board of Directors he attends. No other cash compensation is paid to the directors for their services to the Company as directors. Mr. Maradie, who also serves as the Company's President and Chief Executive Officer, received compensation for his services in those capacities and Mr. Marsh, who served as the Company's Chief Executive Officer until March, 1997, received compensation for his service in that capacity. See "Executive Compensation." Dr. Hager, who served as Chairman of the Board of Directors until March, 1998, received compensation of $58,014 during 1997. Following his retirement in 1997, Mr. Marsh entered into a consulting agreement with the Company pursuant to which he received $4,000 during 1997. For information relating to shares of the Company owned by each of the directors, see "Beneficial Ownership of Stock."

     Directors of Novavax who are not employees of Novavax or any subsidiary of Novavax are eligible to participate in the 1995 Director Stock Option Plan of Novavax (the "Director Plan") adopted by the Board of Directors and approved by the stockholders of Novavax on September 13, 1995. The Director Plan provides for the issuance of up to 500,000 shares of Novavax Common Stock upon the exercise of stock options granted under the Director Plan. Under the terms of the Director Plan, each non-employee director of Novavax serving as a director on December 12, 1995 was granted an option for the purchase of 20,000 shares of Novavax Common Stock, and each non-employee director who becomes a director after that date was and will be granted an option for the purchase of 20,000 shares of Novavax Common Stock on the date of his or her initial election as a director. A nonstatutory option to purchase 10,000 shares of Novavax Common Stock was granted on the last business day of each of 1995, 1996 and 1997 to each non-employee director then serving as a director, and each non-employee director who is then serving as a director will be granted a nonstatutory option to purchase 10,000 shares of Novavax Common Stock on the last business day of 1998. Such options are exercisable in full beginning on the date which is six months after the date of grant and the option exercise price per share is equal to the fair market value of a share of Novavax Common Stock on the date the option is granted. The term of each option granted under the Director Plan is ten years, provided that an option may be exercised only while the director continues to serve as a director of Novavax and for a period of three years after he or she ceases to be a director for any reason. Options are not transferable except by will or by the laws of descent and distribution. The Board of Directors supervises and administers the Director Plan. In conjunction with their election to the Board of Directors on February 25, 1997, Mrs. Hager and Mr. Kelly were granted options to purchase 20,000 shares of Novavax Common Stock at an exercise price of $4.06 per share. On December 31, 1997, options were granted under the Director Plan to Mrs. Hager, Messrs. Walker, Marsh, Kelly, Downing and Schiavone and Dr. Lazarus to purchase 10,000 shares of Novavax Common Stock at an exercise price of $5.00.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Downing, Schiavone and Walker and Dr. Lazarus served on the Compensation Committee during all of 1997 and Mr. Marsh became a member of the Compensation Committee following his resignation as Chairman and Chief Executive Officer of the Company. Other than Mr. Marsh, none of the members of the Compensation Committee is or has been an employee of the Company. No executive officer of the Company is, or during 1997 was, a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during 1997 its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements, except that Mr. Maradie's original Form 3 was filed approximately four and one-half months late and Dr. Hager and Mrs. Hager each filed one late report, reporting the surrender of 9,874 shares of the Company's Common Stock by Dr. Hager to pay the exercise price for a timely reported stock option exercise. This transaction was reported to the Securities and Exchange Commission in February, 1998 on Form 5 rather than in January, 1998 on Form 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1997, the Company paid a fee of $51,000 to Anaconda Capital Management, L.L.C., of which Mr. Kelly is Chairman of the Board, Chief Executive Officer and Managing Member. This fee represented 1% of the $5,100,000 purchase price paid by Anaconda Opportunity Fund, L.P. (of which Anaconda Capital, L.P. is the general partner) to acquire 1,200,000 shares of the Company's Common Stock and warrants to purchase an additional 1,200,000 shares of its Common Stock. As a consequence of the financing described under Proposal Three, an adjustment of the amount of such warrants and their exercise price will be required in the future pursuant to anti-dilution provisions contained in the Anaconda warrants. The amount of such adjustment will be dependent upon the timing of the conversion of the Series A Custom Convertible Preferred Stock (described in Proposal Three) into Common Stock. This adjustment is a result of different calculation formulae in the two financing transaction documents to compute the fair market value of the Company's Common Stock as of a particular date.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table sets forth the cash and noncash compensation paid during each of the last three fiscal years to both persons who served as the Company's Chief Executive Officer during 1997 and the two other most highly compensated executive officers of the Company who received compensation in excess of $100,000 during fiscal 1997 for services provided to the Company (collectively, the "Named Executive Officers"). There are no other executive officers or key employees of the Company who earned more than $100,000 during fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                            COMPENSATION
                                         ANNUAL COMPENSATION(1)              AWARDS (2)
                                    ---------------------------------   ---------------------      ALL OTHER
                                     SALARY     BONUS    OTHER ANNUAL   SECURITIES UNDERLYING   COMPENSATION(3)
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)     COMPENSATION        OPTIONS (#)              ($)
---------------------------  ----   --------   -------   ------------   ---------------------   ---------------
Richard F. Maradie........   1997   $189,033   $    --     $53,254(5)          200,000              $ 8,678
     President and Chief     1996         --        --          --                  --                   --
     Executive Officer(4)    1995         --        --          --                  --                   --
John O. Marsh, Jr. .......   1997     63,846        --          --                  --                  769
     Former Chief Executive  1996    102,000        --          --             100,000                   --
     Officer(6)              1995     14,000        --          --              30,000                   --
Denis M. O'Donnell, M.D...   1997    196,740        --          --                  --               11,280
     Former President &      1996    197,559        --          --             100,000                9,632
     Chief Operating
       Officer(7)            1995    183,006        --          --              80,000               12,451
D. Craig Wright, M.D. ....   1997    153,750        --          --                  --               10,833
     Vice President          1996    156,347        --          --              50,000                9,146
                             1995    150,000        --          --             348,524               10,692

---------------
(1) Novavax was spun off by its parent company, IGI, Inc., in December 1995 by a distribution of all Novavax stock owned by IGI to IGI's stockholders. All amounts shown with respect to fiscal 1995, 1996 and 1997 were amounts paid by Novavax for services provided to the Company except that prior to IGI's spinoff of Novavax, Dr. O'Donnell was employed by IGI and his salary for fiscal 1995, as shown in the table, primarily represents payments for services to IGI.

(2) Novavax does not have a long-term compensation program that includes long-term incentive payouts, restricted stock awards, stock appreciation rights or other forms of long-term compensation. Dr. O'Donnell, Dr. Wright and Mr. Marsh received options to purchase Novavax common stock in December 1995 in conjunction with IGI's spinoff of Novavax which are not included in this table. See "Proposal Two -- Amendment to the Company's Stock Option Plan -- Spinoff Options."

(3) The amounts shown in this column represent premiums for medical insurance, long term disability insurance and group life insurance and Company contributions to its 401(k) plan. The Company contributions under a 401(k) plan made for Mr. Maradie, Mr. Marsh, Dr. O'Donnell and Dr. Wright during fiscal 1997 were $1,471, $769, $2,561 and $2,114, respectively. The insurance premiums paid for each of Mr. Maradie, Mr. Marsh, Dr. O'Donnell and Dr. Wright during fiscal 1997 were $7,207, $0, $8,719 and $8,719, respectively.

(4) Mr. Maradie was elected Chief Executive Officer effective March 4, 1997 and President effective May 15, 1997.

(5) The amount shown represents reimbursement of moving costs for Mr. Maradie. No amounts are shown in this column for other officers because the aggregate dollar amount per executive does not exceed the lesser of either $50,000 or 10% of annual salary and bonus.

(6) Mr. Marsh retired as Chairman of the Board in February, 1997 and as Chief Executive Officer in March, 1997. The amount shown as 1997 salary includes $53,846 received by Mr. Marsh in his capacity as an executive officer, $6,000 received as directors fees following his retirement and $4,000 received as a consulting fee following his retirement.

(7) Dr. O'Donnell served as President and Chief Operating Officer until May, 1997. He continued to serve as a Senior Advisor for the Company on a full-time basis until December, 1997 and currently is employed on a half-time basis.

STOCK OPTIONS

     The following tables summarize option grants and exercises during 1997 to or by the Named Executive Officers, and the value of the options held by such persons at the end of 1997. No SARs were granted or exercised during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                            -----------------------------------------------
                            NUMBER OF    % OF TOTAL                                          POTENTIAL REALIZABLE VALUE
                            SECURITIES    OPTIONS     EXERCISE                               AT ASSUMED ANNUAL RATES OF
                            UNDERLYING   GRANTED TO      OR                                 STOCK PRICE APPRECIATION FOR
                             OPTIONS     EMPLOYEES      BASE       MARKET                          OPTION TERM(2)
                             GRANTED         IN         PRICE       PRICE     EXPIRATION   ------------------------------
           NAME                (#)        1997(1)     ($/SHARE)   ($/SHARE)      DATE       0%       5%           10%
           ----             ----------   ----------   ---------   ---------   ----------   ----   ---------   -----------
Richard F. Maradie(3).....   200,000        66.7%       $4.06       $4.06       2/25/07     $0    $510,662    $1,294,119
John O. Marsh, Jr.(4).....    10,000       (1)            5.00       5.00      12/31/07      0      31,445        79,687
Denis M. O'Donnell, M.D...        --          --           --          --            --     --          --            --
D. Craig Wright, M.D. ....        --          --           --          --            --     --          --            --

---------------
(1) A total of 300,000 options were granted to employees in 1997. Mr. Marsh was granted his options after his retirement and in his capacity as a director of the Company.

(2) Amounts represent hypothetical gains (net of exercise price) that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted.

(3) The options granted to Mr. Maradie are partially incentive stock options and partially nonstatutory options and were awarded under the 1995 Stock Option Plan and vest in three equal increments on each August 25 of 1997, 1998 and 1999.

(4) The options received by Mr. Marsh were granted December 31, 1997 as nonstatutory options under the Director Stock Option Plan and vest in full on June 30, 1998.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                 OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                              ACQUIRED ON    VALUE                 (#)                           ($)
                               EXERCISE     REALIZED   ---------------------------   ---------------------------
            NAME                  (#)         ($)      (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
            ----              -----------   --------   ---------------------------   ---------------------------
Richard F. Maradie..........     --           --              66,667/133,333             $   62,667/$125,333
John O. Marsh, Jr...........     --           --             190,000/ 10,000                80,800/        0
Denis M. O'Donnell, M.D.....     --           --             179,000/ 52,000                189,200/     660
D. Craig Wright, M.D. ......     --           --             381,024/ 37,500              1,536,045/  60,938

---------------
(1) Value based on the closing price of the Company's Common Stock on the American Stock Exchange at the end of fiscal 1997 ($5.00 per share) minus the exercise price.

EMPLOYMENT CONTRACTS

     The Company entered into an employment agreement with Mr. Maradie in May, 1997 pursuant to which the Company has agreed to pay Mr. Maradie a base annual salary of $220,000. Mr. Maradie is also eligible to receive an annual performance bonus at the sole discretion of the Board of Directors based in part on his achievement of certain goals. The Company also agreed to reimburse Mr. Maradie for his actual moving expenses in connection with his relocation to the area of the Company's headquarters and to provide Mr. Maradie with the use of a Company automobile. The Company has agreed to pay Mr. Maradie an amount equal to his base salary for a period of three months following termination of his employment for any reason other than death, disability or for cause. Mr. Maradie has agreed to maintain the confidentiality of the Company's proprietary information and that all work product discovered or developed by him in the course of his employment will belong to the Company. In addition, Mr. Maradie has agreed not to compete with the Company for a period of two years following the termination of his employment.

     Until his resignation as President and Chief Operating Officer in May, 1997, Dr. O'Donnell had been employed by the Company without a contract. Since his resignation, Dr. O'Donnell has been employed by the Company as a Senior Advisor under the terms of a letter agreement. Pursuant to this agreement, the Company continued Dr. O'Donnell salary at the same rate of $189,540 per year for his full time services during the remainder of 1997 and provided him with the same insurance benefits generally available to all employees.

Dr. O'Donnell continues to work for the Company on a half-time basis at the same salary prorated to reflect his part-time hours. As part of this agreement, the Company agreed that all options previously granted to Dr. O'Donnell would become fully vested on January 1, 1998 and would not terminate early in the event of his termination but would continue to be exercisable after termination of his employment for the balance of their original ten-year term. Dr. O'Donnell is obligated not to compete with the Company for a period of three years following termination of his employment under this agreement.

                      REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION POLICIES

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is composed of five non-employee directors and is responsible for the development and administration of the Company's executive compensation policies and programs, subject to review and approval by the full Board of Directors. The Committee reviews and recommends to the Board for its approval the salaries and incentive compensation for the executive officers of the Company and grants stock options to executives and other key employees of the Company and its subsidiaries.

     The objectives of the Company's executive compensation program are to: (i) support the achievement of the strategic goals and objectives of the Company;
(ii) attract and retain key executives critical to the success of the Company; and (iii) align the executive officers' interests with the success of the Company. The Company's executive compensation program currently consists of two principal elements: base salary and long-term incentive compensation in the form of stock options.

CASH COMPENSATION

     The Committee's policy is to set base salary levels for each of the Company's executive officers based on a review of compensation for competitive positions in the market, the executives' job skills and experience, and judgments as to past and future contributions of the executives to the Company's success. The corporations whose compensation practices have been studied are not limited to the peer group listed in the stock performance chart, but include the full range of companies with which the Company competes for executive talent.

STOCK-BASED COMPENSATION

     The Company seeks to provide its executives with opportunities for substantially higher compensation through stock option awards. The Committee believes that stock ownership by executive officers is important in aligning management and stockholder interests for the long-term enhancement of stockholder value. In selecting executives eligible to receive option grants and determining the amount of such grants, the Committee evaluates a variety of factors including (i) the job level of the executive, (ii) option grants awarded by competitors to executives at a comparable job level and (iii) past, current and prospective service rendered, or to be rendered, to the Company by the executive. The exercise price for the options granted to executives to date has been equal to 100% of the fair market value per share on the date of grant. The Committee intends to continue to fix the exercise price of option grants at 100% of the fair market value per share on the date of grant so that the options will only have value if the Company's stock price increases. During 1997, the committee awarded a total of 300,000 option shares to two new officers of the Company. No other grants were made to employees during 1997.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Richard M. Maradie was elected Chief Executive Officer of the Company effective March 4, 1997 following the retirement of Mr. Marsh as Chairman of the Board and Chief Executive Officer and was elected President effective May 15, 1997 following the resignation of Dr. O'Donnell as President and Chief Operating Officer. Based on negotiations with Mr. Maradie, the Board of Directors agreed to pay Mr. Maradie an annual base salary of $220,000 in order to attract him to join the Company. The criteria used to establish

Mr. Maradie's salary included recognition of his responsibilities, Mr. Maradie's experience and qualifications and a comparison of salaries of other officers in comparable companies. In conjunction with his hiring, the Board also granted Mr. Maradie options to purchase 200,000 shares of the Company's Common Stock under the terms of the Company's 1995 Stock Option Plan. These options have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant ($4.06) and vest in equal one-third increments on each August 25 of 1997, 1998, and 1999.

TAX CONSIDERATIONS

     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its Chief Executive Officer or its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In 1997, no compensation paid by the Company was nondeductible as a result of the $1,000,000 limitation. Furthermore, the Committee believes that, given the general range of salaries and bonuses for executive officers of the Company, the $1,000,000 threshold of Section 162(m) will not be reached by any executive officer of the Company in the foreseeable future. Accordingly, the Committee has not formulated a policy to address non-qualifying compensation.

                                          Compensation and Stock Option
                                          Committee

                                          Ronald A. Schiavone, Chairman
                                          Wayne A. Downing
                                          Mitchell J. Kelly
                                          J. Michael Lazarus
                                          Ronald H. Walker

COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total stockholder return on the Common Stock of the Company since the Company has been publicly held, with the cumulative total return on the AMEX Composite Index and of a peer group over the same period (assuming the investment of $100 in the Company's Common Stock, the AMEX Composite Index and the peer group on December 12, 1995, and reinvestment of all dividends). The peer group consists of the Company, Ribi Immunochem Research, Inc., Emisphere Technologies, Inc., Penederm, Inc. and Advanced Polymer Systems, Inc.


                       [PERFORMANCE GRAPH APPEARS HERE]

         -------------------------------------------------------------------------------------------
                                        12/12/95         12/31/95         12/31/96          12/31/97
         -------------------------------------------------------------------------------------------
         Novavax, Inc.                    $100            $ 78.95         $ 72.36            $105.26
         -------------------------------------------------------------------------------------------
         AMEX Composite Index             $100            $102.37         $108.91            $128.96
         -------------------------------------------------------------------------------------------
         Peer Group                       $100            $112.08         $140.56            $132.34
         -------------------------------------------------------------------------------------------


          PROPOSAL TWO -- AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN

     The Board of Directors has approved an amendment to the Company's 1995 Stock Option Plan (the "Plan") that would increase the maximum number of shares of Novavax Common Stock available to be awarded under the Plan by 400,000 shares from 4,000,000 shares to a total of 4,400,000 shares. Specifically, the amendment replaces the number "4,000,000" in Section 4 of the Plan with the number "4,400,000." This Amendment is subject to stockholder approval at the Meeting. The terms of the Plan and other related matters are described below.

     The Board of Directors and the Compensation Committee of the Board of Directors believe that it is important to have equity-based incentives available to attract and retain qualified employees. In particular, the Company has used stock options as an integral element of its overall compensation program for key employees. The Board of Directors believes that the proposed increase in shares available under the Plan is necessary to ensure that the Company can continue to offer competitive levels of stock-based compensation to new and existing employees.

     General. The Plan was adopted by the Board of Directors and approved by the stockholders on September 13, 1995 and will terminate in 2005. It provides for the grant of options to officers and employees of, and consultants or advisors to, Novavax and its subsidiaries and to certain option holders of IGI, Inc., Novavax's parent company until December 1995. Options granted under the Plan may be either incentive stock options ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended

(the "Code") or options that do not meet the requirements for incentive stock option treatment ("nonstatutory stock options" or "NSOs"). Options for a total of 2,034,015 shares were granted under the Plan to option holders of IGI, Inc. in conjunction with IGI's spinoff of Novavax in December 1995 (the "Spinoff Options") as further described below and options for an additional 2,201,620 shares have been granted under the Plan to officers, employees and consultants of Novavax. On March 11, 1998, a balance of 186,549 shares remained available to be awarded under the Plan, after giving effect to the forfeiture of shares due to employee terminations. On March 11, 1998, the Compensation Committee awarded additional stock options to purchase an aggregate of 268,000 shares, subject to approval of Proposal Two by the stockholders. If the stockholders approve Proposal Two, the balance of shares available to be awarded under the Plan will increase to 318,549 shares.

     Administration. The Plan is administered by the Compensation Committee under delegation by the Board of Directors. The Compensation Committee has the authority to select the individuals to whom options are granted and to determine the terms of each option, including the number of shares covered by each option, the option exercise price, when the options become vested or exercisable, and whether the options will be ISOs or NSOs.

     Eligibility. All employees and officers of, or consultants or advisors to, Novavax and its subsidiaries are eligible to receive options under the Plan, but only employees of Novavax and its subsidiaries are entitled to receive incentive stock options. The number of individuals receiving stock options will vary from year to year depending upon such factors as promotions and hirings. The Company currently has 18 employees.

     Exercise Price. The exercise price for an ISO cannot be less than 100% of the fair market value of the Common Stock on the date of grant. In the case of ISOs granted to an employee who owns more than 10% of the Common Stock at the time of grant, the exercise price per share may not be less than 110% of such fair market value. There is no minimum exercise price for NSOs although the Compensation Committee has generally set the exercise price at the market value of the Common Stock on the date of grant. Options can be exercised by paying the exercise price in cash, in shares of Novavax Common Stock then held by the optionee, which have been held for at least six months, or by a combination of cash and Novavax Common Stock.

     Vesting and Termination. The vesting schedule of options granted under the Plan is at the discretion of the Compensation Committee. Except for the Spinoff Options, options granted under the Plan have generally vested and become exercisable in three or four equal installments over a period of two and one-half to four years from the date of grant. Options granted under the Plan must terminate no later than ten years from the date of grant and no ISO granted to a person who owns more than 10% of the Common Stock at the time of grant may be exercised more than five years following the date of grant. All options granted to date have been exercisable for a period of ten years from the grant date. If not terminated sooner by the original terms of the option grant or extended by action of the Compensation Committee, options granted to employees terminate three months after termination of employment for any reason except that in the case of termination due to death or disability options terminate one year from the date of death or termination due to disability.

     Change in Control. In the event of a consolidation, merger, combination or reorganization or sale of all or substantially all the assets of the Company, or in the event of a dissolution of the Company, the Board of Directors of the Company or any corporation assuming the Company's obligations, shall take one of the following actions with respect to then outstanding options: (i) provide that such options be assumed or equivalent options be substituted by the acquiring or succeeding corporation subject to Section 424 (a) of the Code, (ii) provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of notice to the optionee, (iii) in the event of a consolidation, merger, combination or reorganization under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the optionees equal to the differences between (a) the Merger Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Merger Price) and (b) the aggregate exercise price of all such outstanding options in exchange for the termination of such options, and (iv) provide that all or any outstanding options shall become exercisable in full immediately prior to such event.

     Transferability. Options may not be transferred voluntarily or involuntarily except pursuant to the laws of descent and distribution, except that NSOs may be transferred pursuant to a qualified domestic relations order (as defined in SEC Rule 16b-3), and options may be exercised during the optionee's lifetime only by the optionee.

     Spinoff Options. The Plan authorized the grant of options under the Plan to all persons who held options to purchase IGI Common Stock as of the date of IGI's distribution of its Novavax stock to IGI's stockholders which occurred on December 12, 1995. These holders included both employees of IGI who transferred their employment to Novavax and employees of IGI who remained with IGI. These Spinoff Options were granted on substantially similar terms to the corresponding options to purchase IGI Common Stock held by such holders, including the rate at which the options vest and the expiration date of such options, with two exceptions. First, the number of shares of Novavax Common Stock underlying the Spinoff Options, as compared to their IGI counterparts, reflect the distribution of one share of Novavax Common Stock for each share of IGI Common Stock. Second, the exercise prices of the Spinoff Options were determined by multiplying the exercise price of the related IGI option by a fraction, the numerator of which was the product of Novavax's outstanding shares multiplied by the fair market value of Novavax Common Stock (the weighted average of the closing price per share of Novavax Common Stock on the American Stock Exchange for the 20 trading days immediately following the Distribution) ("Novavax Market Capitalization"), and the denominator of which was the sum of (a) the product of IGI's shares outstanding multiplied by the fair market value of IGI Common Stock (the weighted average of the closing price per share of IGI Common Stock on the American Stock Exchange for the 20 trading days immediately following the Spinoff) ("IGI Market Capitalization") and (b) the Novavax Market Capitalization. The Novavax Market Capitalization amount was $36,708,251, and the IGI Market Capitalization amount was $67,484,817. As an illustration, if an individual held an option to purchase 100 shares of IGI Common Stock at an exercise price of $10.00 per share, then such holder received a Spinoff Option to purchase 100 shares of Novavax Common Stock at an exercise price of $3.52 per share (i.e., $10.00 times $36,708,251 divided by $104,193,068 equals $3.52).

     Federal Income Tax Consequences to the Optionee. In general, taxable income is recognized with respect to an ISO only upon the sale of Common Stock acquired through the exercise of the ISO ("ISO Stock") and not in connection with its grant or exercise. However, the exercise of an ISO may subject the optionholder to the alternative minimum tax. The tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price. If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. Any capital gain realized by the optionee from the sale of ISO Stock will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale and may be eligible for the lowest capital gains rate if held for more than 18 months. If a participant sells ISO stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year to the date of sale.

     As with ISOs, the grant of NSOs does not result in the recognition of taxable income. However, the exercise of an NSO results in the recognition of ordinary income to the optionee in the amount by which the fair market value of the Common Stock acquired through the exercise of the NSO ("NSO Stock") on the Exercise Date exceeds the exercise price. Because of this tax consequence, NSOs are typically exercised simultaneously with the sale of the NSO Stock. If the NSO stock is not sold upon exercise, the optionee acquires a tax basis in the NSO Stock equal to the effective fair market value of the stock on the day of exercise (i.e., the exercise price plus any income recognized upon the exercise of the option). The sale of NSO

Stock generally will result in the recognition of capital gain or loss in an equal amount to the excess of the sale price of the NSO Stock over the optionee's tax basis in the NSO Stock. This capital gain or loss will be a long-tern gain or loss if the optionee has held the NSO Stock for more than one year prior to the date of the sale and any such capital gain may be eligible for the lowest capital gains rate if held for more than 18 months.

     Federal Income Tax Consequences to the Company. The grant and exercise of ISOs and NSOs has no direct tax consequences to the Company. The Company generally will be entitled to a business-expense deduction with respect to any ordinary income recognized by an optionee, including income that results from the exercise of an NSO or a Disqualifying Disposition of an ISO. Any such deduction will be subject to the limitations of Section 162(m) of the Code. The Company has a statutory obligation to withhold appropriate income taxes from the ordinary income that is realized from the exercise of NSOs. The Plan provides that an optionee must pay the necessary withholding taxes to the Company at the time of exercise.

PLAN BENEFITS TABLE

     The following table sets forth, for certain executive officers and groups, the cumulative option awards that have been granted under the Plan through March 20, 1998. Future option grants, if any, that will be made to eligible participants in the Plan are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time. The value of each such award depends on the market value of the Company's common stock on the day of exercise and therefore cannot be determined or estimated at this time. The fiscal year-end option value of the awards to the Named Executive Officers appears in the "Executive Compensation" section of this Proxy Statement. The market value of the Company's Common Stock on March 20, 1998 was $4.50 per share.

                                                              TOTAL NUMBER OF SHARES
                NAMED EXECUTIVE OFFICERS AND                    GRANTED UNDER PLAN
          OFFICERS, DIRECTORS AND EMPLOYEE GROUPS             AS OF MARCH 20, 1998(1)
          ---------------------------------------             -----------------------
Richard F. Maradie..........................................           300,000
John O. Marsh...............................................           100,000
Denis M. O'Donnell, M.D.....................................           180,000
D. Craig Wright, M.D........................................           458,524
Current Executive Officers as a Group.......................         1,073,524
Current Non-Executive Directors as a Group (2)..............           100,000
Employees as a Group (other than current executive
  officers).................................................         1,171,096

---------------
(1) Excludes an aggregate of 2,034,015 options granted under the Plan as Spinoff Options (as described above) to persons holding options to purchase shares of IGI, Inc. in 1995 at the time the Company was spun off from IGI, Inc., then its parent company. Excludes options granted to nonemployee directors under the Company's Director Stock Option Plan. Includes an aggregate of 268,000 shares subject to options awarded March 11, 1998 contingent on stockholder approval of Proposal Two, including 100,000 shares to Mr. Maradie, 60,000 shares to Dr. Wright, 40,000 shares to Ms. Brenda L. Fugagli, the Company's Chief Financial Officer, and 68,000 to various Company employees.

(2) Consists of Mr. Marsh's option to purchase 100,000 shares described above. Excludes options granted to nonemployee directors under the Company's Director Stock Option Plan.

     Approval of this amendment to the Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, abstentions will have the effect of a vote against this amendment. Broker non-votes will not be counted as shares voting on such matter and accordingly will have no effect on the approval of Proposal Two.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE PLAN.

             PROPOSAL THREE -- RATIFICATION OF ISSUANCE OF SERIES A
                CUSTOM CONVERTIBLE PREFERRED STOCK AND APPROVAL
                  OF ISSUANCE OF COMMON STOCK UPON CONVERSION
                 OF SERIES A CUSTOM CONVERTIBLE PREFERRED STOCK

     In order to provide the Company with additional capital, the Company privately sold 6,500 shares of Series A Custom Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock") for a total purchase price of $6,500,000 pursuant to the terms of Subscription Agreements dated as of January 23, 1998 between the Company and each of four purchasers (the "Purchasers"). In connection with such sale, the Company paid Diaz & Altschul Capital, LLC, the placement agent, a commission fee of approximately 6.5% of the gross proceeds. The closing of the sale of the Series A Preferred Stock to the Purchasers occurred on January 28, 1998 (the "Issuance Date"). The terms of the Series A Preferred Stock are contained in the Company's Certificate of Designations (the "Certificate of Designations") as filed with the Secretary of State of Delaware on the Issuance Date. The Company intends to use the proceeds from this sale for research and development, operating costs and other working capital purposes.

     The Series A Preferred Stock is convertible into shares of the Company's Common Stock, $.01 par value per share (the "Conversion Shares"), at any time at the election of the Purchasers. The Series A Preferred Stock, with a purchase price of $1,000 per share, is convertible into shares of Common Stock at a conversion price equal to (i) during a period of 90 days following the Issuance Date (expiring on April 28, 1998), 100% of the lowest arithmetic average of the lowest sale price of the Common Stock on each of two consecutive trading days during the 25 consecutive trading days immediately preceding the conversion date as reported on the American Stock Exchange (the "Two Day Average Trading Price") or (ii) during the period on and after the date which is 91 days after the Issuance Date, 94% of the Two Day Average Trading Price (the "Conversion Price"). The Conversion Price has a ceiling price of $6.33 per share and, within the first 180 days after the Issuance Date, applicable floor prices based on conversion dates. The number of shares of Common Stock issuable upon conversion is determined by dividing $1,000 plus an accrual amount through the conversion date equal to 5% of such $1,000 amount per annum (the "Accrual Amount") by the Conversion Price.

     As further described in the Certificate of Designations, the shares of Series A Preferred Stock rank senior to the Common Stock and any other series or class of preferred stock of the Company, now or hereafter issued, as to payment of dividends (when, as and if declared by the Board of Directors out of funds legally available for such purpose), and distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The shares of Series A Preferred Stock are not entitled to vote on any matter except as otherwise required by law or as expressly provided in the Certificate of Designations, which includes the requirement of the affirmative vote of a majority (and in some instances the unanimous vote) of outstanding shares of Series A Preferred Stock, voting separately as a class, for any amendments or modifications to the Certificate of Incorporation which would materially and adversely affect the powers, preferences, and rights of the Series A Preferred Stock or create or issue senior dividend or senior liquidation stock.

     As required by the Subscription Agreements, the Board of Directors has reserved up to 2,406,350 shares of its authorized Common Stock for issuance of the Conversion Shares and has listed that number of shares on the American Stock Exchange (which number includes 200,000 additional shares of Common Stock which may be issuable upon exercise of previously issued warrants, the antidilution provisions of which are triggered by the conversion of the Series A Preferred Stock). On February 20, 1998 the Company registered 2,206,350 shares of Common Stock with the Securities and Exchange Commission in accordance with the Subscription Agreements. The Subscription Agreements and the rules of the American Stock Exchange require the Company to request stockholder approval for the issuance of shares totaling 20% or more of the Company's outstanding Common Stock if such shares may be sold for less than the greater of their book or market value. Assuming all 6,500 shares of Series A Preferred Stock were converted and no floor price is in effect at the time, and excluding the Accrual Amount (which amount varies depending on the conversion date), if the Conversion Price was at or below $2.70, the aggregate number of Conversion Shares that the Company would be obligated to issue would equal or exceed 20% of the number of shares of Common Stock outstanding as of the Issuance Date.

     Mandatory Redemption. If the Company's stockholders do not approve the issuance of shares totaling 20% or more of the Company's outstanding Common Stock for less than the greater of book or market value ("Stockholder Approval"), the Company is not required to issue, upon conversion of the Series A Preferred Stock, more than 2,406,350 shares of Common Stock (the "Maximum Share Amount"). However, the holders of Series A Preferred Stock will have the right to compel the Company to redeem that portion of Series A Preferred Stock which is not convertible because of such Maximum Share Amount limitation at a redemption price equal to 115% of (i) $1,000 (the original purchase price of the Series A Preferred Stock) and (ii) the Accrual Amount through the redemption date.

     In addition to the mandatory redemption based on the Maximum Share Amount as described in the preceding paragraph, the Certificate of Designations also provides that, absent Stockholder Approval prior to June 30, 1998, the holders of the Series A Preferred Stock may compel the Company to redeem up to approximately 15% of their outstanding shares of Series A Preferred Stock at a price equal to 105% of (i) $1,000 (the original purchase price of the Series A Preferred Stock) and (ii) the Accrual Amount through the redemption date.

     Optional Redemption. Upon the occurrence of certain other events, including among other things the default by the Company of any material obligation to the holders of Series A Preferred Stock under the Subscription Agreements and the Certificate of Designations, or certain business combinations entered into by the Company, the holders of the Series A Preferred Stock may compel the Company to redeem all or any portion of the Series A Preferred Stock at prices greater than the original purchase price of such Series A Preferred Stock, such premium prices being dependent upon the nature and timing of the optional redemption event.

     The Subscription Agreements and issuance of the Series A Preferred Stock were approved by the Company's Board of Directors prior to the execution and delivery by the Company of the Subscription Agreements and the issuance of the Series A Preferred Stock. Approval of this proposal to ratify the issuance of Series A Preferred Stock and authorize the issuance by the Company of Common Stock aggregating 20% or more of the outstanding Common Stock upon conversion of the Series A Preferred Stock, if necessitated by reductions in the Common Stock trading price at the time of conversion in accordance with the terms of the Series A Preferred Stock, requires the affirmative vote of a majority of the shares of Common Stock cast on this proposal in person or by proxy at the Annual Meeting.

     Abstentions and broker non-votes will not be counted as shares voting on such matter and accordingly will have no effect on the approval of Proposal Three.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE ISSUANCE OF SERIES A CUSTOM CONVERTIBLE PREFERRED STOCK AND THE ISSUANCE BY THE COMPANY OF COMMON STOCK AGGREGATING 20% OR MORE OF THE OUTSTANDING COMMON STOCK UPON CONVERSION OF THE SERIES A CUSTOM CONVERTIBLE PREFERRED STOCK, IF NECESSITATED BY REDUCTIONS IN THE COMMON STOCK TRADING PRICE AT THE TIME OF CONVERSION IN ACCORDANCE WITH THE TERMS OF THE SERIES A CUSTOM CONVERTIBLE PREFERRED STOCK.

            PROPOSAL FOUR -- RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has selected Coopers & Lybrand L.L.P. as the independent auditors of the Company for the fiscal year ending December 31, 1998, subject to ratification by stockholders at the Meeting. Coopers & Lybrand L.L.P. has acted in such capacity since its initial appointment by the Board of Directors for fiscal year 1995. If this proposal is not approved at the Meeting, the Board of Directors will reconsider this selection. A representative of Coopers & Lybrand L.L.P is expected to be present at the Meeting to respond to appropriate questions and to make a statement if he or she so desires. In addition to examining and reporting upon the Company's financial statements, Coopers & Lybrand also reviews the Company's filings with the

SEC and provides consultations on financial statement implications of matters under consideration by the Company.

     The affirmative vote of the holders of a majority of the shares of Common Stock cast is required for the ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company. Abstentions and broker non-votes will not be counted as shares voting on such matter and accordingly will have no effect on the approval of Proposal Four.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1998.

                             ADDITIONAL INFORMATION

TRANSACTION OF OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

SOLICITATIONS

     The Company will bear the cost of soliciting Proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any proposal that a stockholder intends to present at the 1999 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, 8320 Guilford Road, Columbia, MD 21046, no later than December 11, 1998 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                          By Order of the Board of Directors

                                          David A. White,
                                          Secretary

April 10, 1998

PROXY                            NOVAVAX, INC.                             PROXY

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 1998

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned stockholder of Novavax, Inc. hereby appoints Richard
F. Maradie and Brenda L. Fugagli and each of them, attorneys, agents and proxies, with the power of substitution to each, to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Novavax, Inc., to be held at the Marriott Crystal City Gateway, 1700 Jefferson Davis Drive, Alexandria, Virginia on May 14, 1998 at 10:00 a.m., and any adjournments thereof.


         The shares represented by this proxy will be voted as directed by the undersigned. IF NO CONTRARY INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF THE NOMINEE FOR DIRECTOR NAMED IN THIS PROXY,
(2) FOR THE AMENDMENT TO THE 1995 NOVAVAX, INC. STOCK OPTION PLAN INCREASING THE AUTHORIZED SHARES BY 400,000 TO 4,400,000, (3) FOR RATIFICATION OF THE COMPANY'S ISSUANCE OF SERIES A CUSTOM CONVERTIBLE PREFERRED STOCK AND ISSUANCE BY THE COMPANY OF COMMON STOCK AGGREGATING 20% OR MORE OF THE OUTSTANDING COMMON STOCK UPON CONVERSION OF THE COMPANY'S SERIES A CUSTOM CONVERTIBLE PREFERRED STOCK, IF NECESSITATED BY REDUCTIONS IN THE COMMON STOCK TRADING PRICE AT THE TIME OF CONVERSION, (4) THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P. AS AUDITORS FOR FISCAL YEAR 1998, AND (5) IN THE DISCRETION OF THE PROXYHOLDER, ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.



PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.



Please date and sign this Proxy and return it promptly, whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend. If you plan to attend, please mark the box on the reverse side. Please sign exactly as your name is printed on the reverse side. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If stock is held in joint names, all named stockholders should sign.



HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

--------------------------------        -------------------------------------

--------------------------------        -------------------------------------

-----------------
  NOVAVAX, INC.
-----------------

Please mark votes as in this example [X]

RECORD DATE SHARES:



         1. To elect the following nominee as a Class III Director to serve on the Board of Directors for a three year term expiring at the Annual Meeting of Stockholders in 2001.



                                      FOR                      [ ]
             Mitchell J. Kelly        WITHHOLD AUTHORITY       [ ]



         2. To approve an amendment to the 1995 Novavax, Inc. Stock Option Plan increasing the number of shares of Common Stock authorized for issuance thereunder by 400,000 shares from 4,000,000 shares to 4,400,000 shares.



              FOR [ ]           AGAINST [ ]           ABSTAIN [ ]


         3. To ratify the issuance of Series A Custom Convertible Preferred Stock by the Company and to approve the issuance by the Company of Common Stock aggregating 20% or more of the outstanding Common Stock upon conversion of the Company's Series A Custom Convertible Preferred Stock, if necessitated by reductions in the Common Stock trading price at the time of conversion, in accordance with the terms of the Series A Custom Convertible Preferred Stock.

              FOR [ ]           AGAINST [ ]           ABSTAIN [ ]


         4. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the current fiscal year ending December 31, 1998.


              FOR [ ]           AGAINST [ ]           ABSTAIN [ ]


         5. And to vote and act upon any other matters which may properly come before the meeting or any adjournment thereof.



Mark box at right if you plan to attend the meeting.          [ ]

Mark box at right if an address change or comment has been
noted on the reverse side of this card                        [ ]

Please be sure to sign and date this Proxy.


--------------------------------------------------------------------------------
Stockholder sign here              Co-owner sign here           Date